REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SUPPLEMENTAL INFORMATION

To the Shareholders and Board of Directors of RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

We have audited and reported separately herein on the statement of assets and liabilities of RiverNorth/DoubleLine Strategic Opportunity Fund, Inc (the “Fund”), including the schedule of investments, as of June 30, 2021, and the related statements of operations and cash flows for the year then ended, the statements of changes in net assets attributable to common shareholders for each of the two years in the period then ended, the related notes, and the financial highlights for each of the five years or periods in the period then ended (collectively referred to as the “financial statements”), in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The accompanying information included in the registration statement under the caption “Senior Securities Representing Indebtedness” (Senior Securities Table) for each of the five periods in the period then ended has been subjected to audit procedures performed in conjunction with our audit of the Fund’s financial statements. In addition, we performed procedures, as described below, over the information related to the Senior Securities Table for the year ended June 30, 2021.

The Senior Securities Table is the responsibility of the Fund’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with instructions to Form N-2 and Section 18 of the Investment Company Act of 1940. In our opinion, the Senior Securities Table for the year ended June 30, 2021 is fairly stated, in all material respects, in relation to the financial statements as a whole.

Cohen & Company, Ltd.

Cleveland, Ohio

November 8, 2021